EXHIBIT 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM THE UNITED STATES AND ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

18 December 2014

For immediate release

RECOMMENDED CASH OFFER

FOR

INCADEA PLC ("incadea" or the “Company")

BY

DEALERTRACK TECHNOLOGIES, INC. ("Dealertrack")

•	The Boards of incadea and Dealertrack are pleased to announce that they have reached agreement on the terms of a recommended cash offer by Dealertrack for the entire issued and to be issued share capital of incadea (the “Offer”).

•	Under the terms of the Offer, incadea Shareholders who accept the offer will be entitled to receive 190 pence in cash for each incadea Share.

•	The consideration for the Offer represents, on a fully diluted basis, a value of approximately £121.6 million in aggregate, and the Offer Price represents a premium of approximately:

-	59.7 per cent. to the Closing Price of 119.0 pence per incadea Share on 3 December 2014, being the last Business Day prior to the announcement that incadea and Dealertrack were in discussions regarding a possible offer;

-	74.6 per cent. to the volume-weighted average Closing Price of 108.8 pence per incadea Share for the 30 days ended 3 December 2014, being the last Business Day prior to the announcement that incadea and Dealertrack were in discussions regarding a possible offer; and

-	37.2 per cent. to the Closing Price of 138.5 pence per incadea Share on 17 December 2014, being the last Business Day prior to this announcement.

•	The Board of incadea, which has been so advised by Cenkos, considers the terms of the Offer to be fair and reasonable. In providing advice to the incadea Directors, Cenkos has taken into account the commercial assessments of the incadea Directors. Accordingly, the incadea Directors intend unanimously to recommend that incadea Shareholders accept the Offer, as the incadea Directors who hold incadea Shares have irrevocably undertaken to do in respect of their own holdings of incadea Shares (further details of these irrevocable undertakings are contained below).

•	Dealertrack has received irrevocable undertakings to accept the Offer (as more particularly described in paragraph 6 and Appendix III of the attached announcement), from:

-	Danbury Enterprises Limited, Kikero Enterprises Limited, Treadstone Holdings Limited and Delanglade Holdings Limited, companies controlled by non-executive incadea Director Nikolaos Vardinoyannis and certain of his close relatives, in respect of their entire beneficial holdings of incadea Shares (amounting to, in aggregate, 31,563,811 incadea Shares, representing approximately 50.62 per cent. of the existing issued share capital of incadea);

-	Portage Services Limited, a company controlled by Anastasios Papargiris, in respect of 3,274,509 incadea Shares, representing approximately 5.25 per cent. of the existing issued share capital of incadea; and

-	David Cotterell, Philip Lawler and Pantelis Papageorgiou, being the incadea Directors (other than Nikolaos Vardinoyannis) who hold interests in incadea Shares, in respect of their entire holdings of 156,963 incadea Shares, in aggregate representing approximately 0.25 per cent. of the existing issued share capital of incadea.

-	The irrevocable undertakings given to Dealertrack by the persons set out above, will remain in full force and effect in the event of a competing offer for incadea.

•	In total, therefore, incadea has received irrevocable undertakings to accept the Offer in respect of 34,995,283 incadea Shares, representing approximately 56.1 per cent. of the existing issued share capital of incadea.

•	The Board of Dealertrack believes that the Offer has a clear and compelling strategic and financial rationale. Dealertrack, which has a strong track record of acquiring and integrating companies, believes incadea represents an excellent opportunity for Dealertrack to:

-	create a global footprint with a strong base of installed international customers in Europe, Asia and Latin America;

-	further develop strong, international relationships and cross-selling opportunities with key OEMs;

-	expand Dealertrack’s total addressable market (which is expected to increase by approximately $4.0 billion for DMS alone); and

-	offer Dealertrack’s existing product portfolio into incadea’s customer base over the medium term.

•	It is intended that the Offer is to be effected by means of a takeover offer within the meaning of Article 116 of the Companies Law. Dealertrack reserves the right to effect the Offer by way of a Scheme under certain circumstances. The Offer Document, containing further information about the Offer, together with the Form of Acceptance, will be posted to incadea Shareholders and (for information purposes only) participants in the incadea Share Scheme shortly and, in any event, within 28 days of this announcement.

•	The Offer is conditional, inter alia, upon valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. on the date which is 21 days after the date on which the Offer Document is circulated to incadea Shareholders (or such later times and/or dates as Dealertrack may, subject to the rules of the Code or with the consent of the Panel, decide) in respect of not less than 75 per cent. (or such lower percentage as Dealertrack may decide in its absolute discretion) in nominal value of the incadea Shares which carry voting rights to which the Offer relates, as further detailed in paragraph 1 of Appendix I. The Offer will also be subject, inter alia, to the satisfaction or waiver of the Conditions and certain further terms set out in Appendix I to this announcement and in the Offer Document and, in respect of incadea Shares held in certificated form, the Form of Acceptance.

Commenting on the Offer, Mark F. O’Neil, Chairman and Chief Executive Officer of Dealertrack, said:

“The acquisition of incadea is an exciting development for Dealertrack. It represents a great opportunity to grow our business internationally while developing relationships with key international OEMs and other global clients. We are delighted to welcome incadea’s excellent management team led by Patrick Katenkamp to Dealertrack and we look forward to working together to capitalise on the many growth opportunities for the combined company.”

Commenting on the Offer, Philip Lawler, Chairman of incadea, said:

“Following our assessment of strategic alternatives, the Board believes that the Offer from Dealertrack represents a very good result for incadea Shareholders that reflects the value created by the executive management team since its initial public offering in May 2012. The offer premium of approximately 60 per cent. to the Closing Price of 119 pence per incadea Share on 3 December 2014, being the last Business Day prior to the date of the announcement that incadea and Dealertrack were in discussions, is an excellent return for the shareholders of incadea.

The Board would like to pay tribute to the management team and employees of incadea whose hard work and dedication has created a business of considerable value. We are confident that incadea will add value to the growth plan of the enlarged enterprise.”

This summary should be read in conjunction with the accompanying full text of this announcement and the appendices to it which set out further details of the Offer and which form an integral part of this announcement. The Offer will be subject to the Conditions set out in Appendix I to the attached announcement, the full conditions and further terms which will be set out in the Offer Document being issued shortly and, in respect of incadea Shares held in certificated form, the Form of Acceptance. Any response in respect of the Offer or other response in relation to the Offer should be made only on the basis of the information contained in the forthcoming Offer Document.

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Appendix II to the attached announcement contains further details of the sources of information and bases of certain financial information used in the announcement. Appendix III to the attached announcement contains further details of the irrevocable undertakings received by Dealertrack. Appendix IV to the attached announcement contains the definitions of certain expressions used in the attached announcement.

Enquiries

Dealertrack Technologies, Inc. Paul Rybecky (Investor Relations)	Tel: +1 516-734-3796
Evercore (Financial Adviser to Dealertrack) Edward Banks Tiarnán O’Rourke	Tel: +44 (0) 20 7653 6000
incadea plc Patrick Katenkamp (Chief Executive Officer) Alexandros Tsaparas (Chief Financial Officer)	Tel: +49 89 69 33 80
Cenkos Securities plc (Financial Adviser, Nominated Adviser and Joint Broker to incadea) Elizabeth Bowman Mark Connelly	Tel: +44 (0) 20 7397 8900
Sonenshine Partners LLC (M&A Adviser to incadea) Cyrus Deboo Rob Cooper	Tel: +1 212-994-3330
Newgate Threadneedle (PR Adviser to incadea) John Coles Adam Lloyd Edward Treadwell	Tel: +44 (0) 20 7653 9850

Dealertrack will host a call for analysts regarding the Offer on 18 December 2014 at 8.30am Eastern Time / 1.30pm London time. The conference call will be webcast live on the internet at ir.dealertrack.com.

Dial-in details are as follows:

International Access Number	+1 970-315-0443

US Access Number	+1 877-303-6648

Evercore Partners International LLP (“Evercore”), which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting as financial adviser exclusively for Dealertrack and no one else in connection with the Offer and will not regard any other person as its client in relation to the matters referred to in this announcement and will not be responsible to anyone other than Dealertrack for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the matters referred to in this announcement. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein or otherwise.

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Cenkos Securities plc (“Cenkos”) which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting for incadea and no-one else in connection with the Offer and will not be responsible to anyone other than incadea for providing the protections afforded to clients of Cenkos nor for providing advice in relation to the Offer. Neither Cenkos nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Cenkos in connection with this announcement, any statement contained herein or otherwise. In addition, in accordance with, and to the extent permitted by, the Code and normal UK market practice, Cenkos will continue to act as exempt principal traders in incadea Shares on AIM and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law.

Further Information

This announcement is for informational purposes only and not intended to and does not constitute or form part of an offer or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. The Offer will be made solely through the Offer Document and (in respect of incadea Shares in certificated form) the Form of Acceptance, which will together contain the final terms and conditions of the Offer, including details of how to accept the Offer. Any acceptance of the Offer should be made only on the basis of the information in the Offer Document and (in respect of incadea Shares held in certificated form), the Form of Acceptance. incadea and Dealertrack urge incadea Shareholders to read the Offer Document because it will contain important information relating to the Offer.

The ability of incadea Shareholders who are not resident in and citizens of the United Kingdom to accept the Offer may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to Overseas Shareholders will be contained in the Offer Document.

The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law, the laws of Jersey, the AIM Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Copies of this announcement and formal documentation relating to the Offer will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction.

Notice to US holders of incadea Shares

The Offer will be made for the securities of a Jersey company and will be subject to UK disclosure requirements, which are different from those of the United States. The financial information on incadea which may be included in the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with IFRS and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The receipt of cash pursuant to the Offer by a US holder of incadea Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of incadea Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

The Offer will be made in accordance with the requirements of the City Code. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the Offer, or passed comment upon the adequacy or completeness of this document. Any representation to the contrary is a criminal offence.

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Purchases outside the Offer

To the extent permitted by applicable law, and to the extent applicable to the Offer, in accordance with normal UK practice, Dealertrack and its members or their respective nominees, or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, incadea securities other than pursuant to the Offer such as in open market or privately negotiated purchases during the period in which the Offer remains open for acceptance if implemented by way of a takeover offer. Such purchases, or arrangements to purchase, must comply with English law, the laws of Jersey, the City Code and the AIM Rules. Any information about such purchases will be disclosed as required in the United Kingdom and will be available from the Regulatory Information Service provider available at www.londonstockexchange.com.

Forward-Looking Statements

This announcement contains certain statements that are or may be forward-looking statements with respect to the financial condition, results of operations and business of incadea and the Enlarged Group and certain plans and objectives of Dealertrack with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limitation, any statement preceded or followed by or that includes the words "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "would", "could" or "should" or other words of similar meaning or the negative thereof are forward-looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Dealertrack’s or incadea’s operations and potential synergies resulting from the Offer; and (iii) the effects of government regulation on Dealertrack’s or incadea’s business. There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Except as expressly provided in this document, they have not been reviewed by the auditors of Dealertrack or incadea. These forward-looking statements are based on numerous assumptions and assessments made by Dealertrack and/or incadea in light of their experience and their perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. All subsequent oral or written forward-looking statements attributable to Dealertrack or incadea or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither Dealertrack nor incadea assumes any obligation to update or correct the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

Investors should not place undue reliance on any forward-looking statements and none of Dealertrack, any member of the Dealertrack Group nor incadea, any member of the incadea Group, nor any of their respective advisers, associates, directors or officers undertakes any obligation to update publicly, expressly disclaim or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward looking statement in this announcement will actually occur.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings per share for Dealertrack or incadea, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Dealertrack or incadea, as appropriate.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in one per cent or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.

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An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the tenth business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0) 20 7638 0129.

Information relating to incadea Shareholders

Please be aware that addresses, electronic addresses and certain information provided by incadea Shareholders, persons with information rights and relevant persons for the receipt of electronic communications from incadea may be provided to Dealertrack during the Offer Period where requested under Section 4 of Appendix 4 of the City Code to comply with Rule 2.12(c).

Publication on the Dealertrack and incadea websites

A copy of this announcement and the documents required to be published pursuant to Rule 26.1 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in or subject to Restricted Jurisdictions, on Dealertrack's website at www.dealertrack.com and on incadea's website at www.incadea.com by no later than noon (GMT) on the day following this announcement until the end of the Offer. For the avoidance of doubt, neither the contents of those websites nor the contents of any website accessible from hyperlinks on those websites (or any other websites referred to in this announcement, including Dealertrack’s website) are incorporated into, or form part of, this announcement.

You may request a hard copy of this announcement by contacting the offices of Cenkos during business hours on +44 2073978900 or by submitting a request in writing to the Registrar of incadea at Computershare Investor Services (Jersey) Limited ,Queensway House, Hilgrove Street, St Helier, Jersey, JE1 1ES, United Kingdom. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form. Hard copies will not be sent to you unless requested.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

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NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM THE UNITED STATES AND ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF ANY SUCH JURISDICTION

18 December 2014

For Immediate Release

RECOMMENDED CASH OFFER

FOR

INCADEA PLC ("incadea" or the “Company")

BY

DEALERTRACK TECHNOLOGIES, INC. ("Dealertrack")

1.	Introduction

The Boards of incadea and Dealertrack are pleased to announce that they have reached agreement on the terms of a recommended cash offer by Dealertrack for the entire issued and to be issued share capital of incadea (the “Offer”).

2.	Terms of the Offer

Under the terms of the Offer, which is subject to the Conditions set out in Appendix I to this announcement, the other terms in this announcement, the full terms and conditions to be set out in the Offer Document and, in respect of incadea Shares held in certificated form, the Form of Acceptance, incadea Shareholders who accept the Offer will receive:

for each incadea Share, 190 pence in cash.

The consideration for the Offer represents, on a fully diluted basis, a value of approximately £121.6 million in aggregate, and the Offer Price represents a premium of approximately:

-	59.7 per cent. to the Closing Price of 119.0 pence per incadea Share on 3 December 2014, being the last Business Day prior to the announcement that incadea and Dealertrack were in discussions regarding a possible offer;

-	74.6 per cent. to the volume-weighted average Closing Price of 108.8 pence per incadea Share for the 30 days ended 3 December 2014, being the last Business Day prior to the announcement that incadea and Dealertrack were in discussions regarding a possible offer; and

-	37.2 per cent. to the Closing Price of 138.5 pence per incadea Share on 17 December 2014, being the last Business Day prior to this announcement.

It is intended that the Offer will be effected by means of a takeover offer within the meaning of Article 116 of the Companies Law.

3.	Recommendation

The Board of incadea, which has been so advised by Cenkos, considers the terms of the Offer to be fair and reasonable. In providing advice to the incadea Directors, Cenkos has taken into account the commercial assessments of the incadea Directors. Cenkos is acting as the independent financial adviser to incadea for the purposes of providing independent advice to the incadea Directors on the Offer under Rule 3 of the Code.

Accordingly, the Board of incadea intends unanimously to recommend that incadea Shareholders accept the Offer, as the incadea Directors who hold incadea Shares (whether directly or indirectly and including, where relevant, those incadea Shares held by certain of their close relatives) have irrevocably undertaken to do in respect of their entire holdings of 31,720,774 incadea Shares, in aggregate representing approximately 50.87 per cent. of the existing issued share capital of incadea.

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4.	Background to, and reasons for, the Offer

Dealertrack has a strong track record of complementing its organic growth with strategic acquisitions. Dealertrack has successfully completed and integrated 26 acquisitions over the past 13 years. The Board of Dealertrack believes that a combination with incadea has a clear and compelling strategic and financial rationale, and is consistent with Dealertrack’s acquisition strategy.

incadea operates a high quality business with a strong track record of growth underpinned by industry leading solutions and led by an excellent management team. incadea has developed long term relationships with key participants in the automotive ecosystem globally.

A combination of Dealertrack and incadea is highly complementary with respect to geographic fit and product offering. The Board of Dealertrack believes that the Offer will afford the combined group significant growth opportunities. The Offer would represent a major step in terms of Dealertrack’s global expansion plans. Dealertrack believes a potential transaction with incadea represents an excellent opportunity for Dealertrack to:

-	create a global footprint with a strong base of installed DMS customers in Europe, Asia and Latin America;

-	further develop strong, international relationships and cross-selling opportunities with key OEMs;

-	expand Dealertrack’s total addressable market (which is expected to increase by approximately $4.0 billion for DMS alone); and

-	offer Dealertrack’s existing product portfolio into incadea’s customer base over the medium term.

Dealertrack expects emerging markets like China and the cost to build out Dealertrack’s infrastructure to support an international business will require near term investments to support long term growth.

5.	Background to, and reasons for, the Recommendation of the Offer

In the period since its initial public offering on AIM in early 2012, incadea has grown significantly, with turnover increasing from €19.6m in the year ended 31 December 2011 to €36.0m in the year ended 31 December 2013 and with adjusted EBITDA also growing by 161 per cent. from €3.1m to €8.1m over the same period. In particular, the Company signed some of the largest deals in its history in the first six months of 2014, upscaling its installed base, with user growth at an all-time high and four new blue chip OEMs being added to its customer base. The Company also expanded relationships with existing OEMs in growth markets such as China, South East Asia and the Caucasus region. In addition, incadea recently acquired RC RBS, its German business partner, which has resulted in a strong position within the more established German automotive market.

As noted in its interim results published in September 2014, the opportunities ahead for incadea are increasing in scope and value. incadea’s rapid growth and continued investment in the global expansion of its OEM relationships have naturally led to a period of increased cash consumption. The combination of this rapid growth, along with a number of acquisition targets available to incadea, has led to significant growth opportunities, but also uncertainty for incadea Shareholders. incadea could also potentially benefit from additional financing as well as operational support, which Dealertrack is able to provide, in order to take best advantage of these opportunities available to it.

The Board of incadea has considered the Dealertrack proposal with regard to price, deliverability and the broader range of strategic alternatives available to incadea. The Board of incadea has also compared the Offer with certain other proposals received from third parties that had also been in recent contact with incadea. The Board considered the Offer to be the most attractive and to represent the greatest overall value for incadea Shareholders given the balance of future opportunities and risks facing the business. This is particularly the case considering the increased requirement for the Company to finance its future growth.

After spending time working with the Dealertrack management team to understand the strategic rationale of the Offer, the Board of incadea believes that Dealertrack is the right partner to implement the Company’s growth strategy, due to its significant financial capacity, its track record of integrating and supporting the growth of its acquired companies and its impressive experience in the automotive software space.

Following careful consideration of the above factors, the incadea Directors have unanimously recommended that incadea Shareholders accept the Offer as the incadea Directors who hold incadea Shares have irrevocably undertaken to do in respect of their own incadea Shares which, in aggregate, amount to 31,720,774 incadea Shares, representing approximately 50.87 per cent. of the existing issued share capital of incadea.

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6.	Irrevocable Undertakings

Irrevocable Undertakings from Danbury Enterprises Limited, Kikero Enterprises Limited, Treadstone Holdings Limited and Delanglade Holdings Limited (companies controlled by non-executive incadea Director Nikolaos Vardinoyannis and certain of his close relatives)

Dealertrack has received irrevocable undertakings from Danbury Enterprises Limited, Kikero Enterprises Limited, Treadstone Holdings Limited and Delanglade Holdings Limited, companies controlled by non-executive incadea Director Nikolaos Vardinoyannis and certain of his close relatives, in respect of their entire beneficial holdings of incadea Shares (amounting to, in aggregate, 31,563,811 incadea Shares, representing approximately 50.62 per cent. of the existing issued share capital of incadea) to:

-	accept the Offer of 190 pence in cash per incadea Share; and

-	if the Offer is subsequently structured as a Scheme, to vote in favour of all of the resolutions relating to the Scheme at the appropriate Shareholder meetings.

These undertakings will remain in full force and effect in the event of a competing offer for incadea and / or if the Offer is carried out by way of a Scheme of Arrangement. These undertakings will cease to be binding, inter alia, if the Offer lapses, is withdrawn or otherwise does not complete by 18 May 2015.

Further details of these undertakings can be found in Part B of Appendix III.

Irrevocable Undertaking from Portage Services Limited

Dealertrack has received an irrevocable undertaking from Portage Services Limited, a company controlled by Anastasios Papargiris, in respect of its entire beneficial holding of incadea Shares (amounting to, in aggregate, 3,274,509 incadea Shares, representing approximately 5.25 per cent. of the existing issued share capital of incadea) to:

-	accept the Offer of 190 pence in cash per incadea Share;

-	if the Offer is subsequently structured as a Scheme, to vote in favour of all of the resolutions relating to the Scheme at the appropriate Shareholder meetings; and

-	not make, or solicit, initiate or encourage the submission of, or enter into any agreement with respect to, a competing bid.

This undertaking will remain in full force and effect in the event of a competing offer for incadea and / or if the Offer is carried out by way of a Scheme of Arrangement. This undertaking will cease to be binding, inter alia, if the Offer lapses, is withdrawn or otherwise does not complete by 18 May 2015.

Further details of this undertaking can be found in Part B of Appendix III.

Irrevocable Undertakings from the incadea Directors (other than Nikolaos Vardinoyannis)

Dealertrack has received irrevocable undertakings from the incadea Directors (other than Nikolaos Vardinoyannis) who hold interests in incadea Shares in respect of their entire holdings of 156,963 incadea Shares, in aggregate representing approximately 0.25 per cent. of the existing issued share capital of incadea to:

-	accept the Offer of 190 pence in cash per incadea Share; and

-	if the Offer is subsequently structured as a Scheme, to vote or procure votes in favour of all of the resolutions relating to the Scheme at the appropriate Shareholder meetings.

These irrevocable undertakings will remain in full force and effect in the event of a competing offer for incadea and / or if the Offer is carried out by way of a Scheme of Arrangement. These undertakings will cease to be binding, inter alia, if the Offer lapses or is withdrawn.

Further details of these undertakings can be found in Part A of Appendix III.

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7.	Financing the Offer

The consideration payable under the terms of the Offer will be financed from Dealertrack's cash resources.

Evercore, financial adviser to Dealertrack, is satisfied that sufficient resources are available to Dealertrack to satisfy in full the consideration payable to incadea Shareholders under the terms of the Offer.

8.	Information on Dealertrack

Dealertrack, headquartered in Lake Success, New York, was founded in 2001 and is listed on NASDAQ with a market capitalisation of approximately $2.4 billion. Dealertrack is a leading provider of web-based software solutions and services to all major segments of the automotive retail industry, including dealers, lenders, original equipment manufacturers, third-party retailers, agents, and aftermarket providers. Dealertrack operates the largest online credit application network in the United States and Canada.

9.	Information on incadea

incadea is based in Munich, Germany and was founded in 2000. incadea's Shares were admitted to trading on AIM on 25 May 2012. incadea is a leading international provider of enterprise software solutions and services to the global automotive dealership industry in both the retail and wholesale market, with products including dealer management, business intelligence and customer and vehicle relationship management systems, which are used by OEMs such as BMW Group, VW Group and OPEL and their dealership networks. incadea employs more than 500 people across 13 offices in Europe, Asia Pacific and Latin America.

incadea’s primary products are its DMS systems, incadea.engine and its next generation equivalent incadea.myengine, which provides automotive dealers with solutions to integrate departmental functions and business processes with the aim of increasing productivity and efficiency. incadea’s suite of products is available in more than 20 languages and is fully localised to the specific needs of individual markets and customers, and includes four principal products:

•	incadea.engine (Dealer Management System) is a standard DMS solution enabling car dealers to improve operating efficiency and operate in any vehicle dealership business environment across multiple languages, brands, branches and currencies. In addition to standard DMS features, the application offers importer management, finance and reporting capabilities, with flexibility being a major advantage for international organisations;

•	incadea.myengine (Next Generation DMS) is the next generation, cloud-enabled DMS solution developed on the latest Microsoft technology. It is a complete and flexible role-tailored software solution for automotive dealers and importers, allowing them to increase business agility, enhance customer experience and improve operations, while minimising costs, risk and complexity. The solution supports leading OEMs across significant markets;

•	incadea.cvrm (Customer and Vehicle Relationship Management) is designed exclusively to meet the needs of automotive businesses and is based on the latest Microsoft Dynamics CRM technology. incadea.cvrm is a tailored CRM solution that provides the ability to anticipate customer needs, build lasting and profitable relationships and achieve business goals; and

•	incadea.bi (Business Intelligence Solution) delivers ad hoc information, at the operational, tactical and strategic level, throughout the dealership organisation, including operational analyses and reports, trends and dashboards by individual branch or car make, as well as Key Performance Indicators to support Company or even Group decisions. The solution is a modern and easy-to-use tool accessible from mobile devices including iPhone, iPads and smartphones.

incadea is a Microsoft Global Independent Software Vendor (VAR) and serves over 75,000 end users, across nearly 3,500 dealerships of OEMs in more than 85 countries.

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incadea is focused on driving growth through establishing local subsidiaries and direct presence in all of its strategically significant automotive markets, especially the BRIC countries. incadea has its main headquarters and development hub in Munich, Germany, with additional development locations operating in Moscow and Athens. incadea also has a direct presence through its wholly owned subsidiaries in Austria, Germany, Russia, Greece, Spain, Portugal, New Zealand, Taiwan, India, China, Hong Kong, Mexico and Japan, and is currently establishing office locations in the United Arab Emirates and Colombia.

For the financial year ended 31 December 2013, incadea reported revenues of €36.0 million. As at 30 June 2014, incadea’s net assets were €40.7 million, with net debt of €13.8 million. incadea’s profit before tax for the financial year ended 31 December 2013 was €3.2 million, with diluted earnings per share of 4.16 cents1.

10.	Management, employees and intentions regarding incadea

Dealertrack has been greatly impressed with the capabilities, skills and experience of incadea’s executive management team. Dealertrack attaches great importance to the continued participation and continued commitment of incadea’s employees and believes that they will benefit from enhanced career and business opportunities as part of the Enlarged Group.

Accordingly, Dealertrack confirms that, following completion of the Offer, the existing contractual and statutory employment rights, including in relation to pensions, of all incadea employees will be fully safeguarded.

Each of the incadea Directors has agreed to resign from the incadea Board conditionally upon the Offer becoming or being declared wholly unconditional and with effect from completion of the Offer. Whilst Patrick Katenkamp and Alexandros Tsaparas will step down from the incadea Board upon completion of the Offer, each of them will continue to be employed by the Company immediately following completion of the Offer.

Dealertrack has agreed to put in place retention arrangements for certain employees of incadea who have been identified as key to the ongoing success of the Enlarged Group. Under these arrangements and subject to the successful completion of the Offer, it has been agreed that Patrick Katenkamp (Chief Executive Officer of incadea) will be entitled, by no later than 15 March 2015, to be issued with Dealertrack stock options, restricted stock units and performance stock units with an aggregate value of $450,000 and Alexandros Tsaparas (Chief Financial Officer of incadea), will be entitled, by no later than 15 March 2015, to be issued with Dealertrack stock options and restricted stock units with an aggregate value of $300,000.

The remuneration committee of incadea has also agreed that each of Patrick Katenkamp and Alexandros Tsaparas will be entitled to a cash bonus with a value of €220,000 and €180,000 respectively, payable upon the Offer being declared wholly unconditional, such bonus being paid in recognition of their achievements over the past year and the significant additional work carried out by each of them in respect of the Offer.

Cenkos has advised incadea that it considers all of these arrangements to be fair and reasonable so far as incadea Shareholders are concerned. Further details will be set out in the Offer Document.

11.	Structure of the Offer and Conditions

It is intended that the Offer is to be effected by means of a takeover offer within the meaning of Article 116 of the Companies Law. Dealertrack reserves the right to implement the acquisition of incadea by way of a Scheme which will be implemented on the same terms (subject to appropriate amendment) as the Offer.

In the event of such an election by Dealertrack, each of the entities who have provided irrevocable undertakings to Dealertrack have agreed to vote in favour of the shareholder resolutions required in connection with the Scheme. Further details of these undertakings are set in paragraph 6 and in Appendix III.

References to the Offer and the Offer Document in this announcement shall include, where applicable, such Scheme and any associated Scheme Document.

The Offer is conditional, inter alia, upon valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. on the date which is 21 days after the date on which the Offer Document is circulated to incadea Shareholders (or such later times and/or dates as Dealertrack may, subject to the rules of the Code or with the consent of the Panel, decide) in respect of not less than 75 per cent. (or such lower percentage as Dealertrack may decide in its absolute discretion) in nominal value of the incadea Shares which carry voting rights to which the Offer relates, as further detailed in paragraph 1 of Appendix I. The Offer will also be subject to the Conditions and further terms and conditions set out in Appendix I to this announcement and to be set out in the Offer Document and, in respect of incadea Shares held in certificated form, the Form of Acceptance.

1 Source: incadea plc Annual Report 2013 and interim results for the 6 months ended 30 June 2014.

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12.	Expected timetable

The Offer Document containing further details of the Offer will be despatched to incadea Shareholders shortly and, in any event, within 28 days of this announcement pursuant to Rule 24.1(a) of the Code.

The Offer is expected to close in the first quarter of 2015.

13.	Cancellation of trading and re-registration

If Dealertrack receives acceptances of the Offer in respect of, and/or otherwise acquires or contracts to acquire, 9/10ths or more in nominal value of the incadea Shares to which the Offer relates and assuming that all of the other Conditions have been satisfied or waived (if capable of being waived), Dealertrack intends to exercise its rights in accordance with articles 117 to 118 inclusive of the Companies Law to acquire compulsorily any remaining incadea Shares to which the Offer relates on the same terms as the Offer.

Following the Offer becoming, or being declared, unconditional in all respects and subject to any applicable requirements of the AIM Rules and if sufficient acceptances are received under the Offer such that Dealertrack holds not less than 75 per cent. of the voting rights of incadea Shares, Dealertrack intends to procure that incadea applies to the London Stock Exchange for the cancellation of the admission of the incadea Shares to trading on AIM. It is anticipated that such cancellation will take effect no earlier than 20 Business Days after the Offer becomes, or is declared, unconditional in all respects, subject to compliance with the applicable requirements of the AIM Rules.

The cancellation of the admission to trading on AIM of the incadea Shares will significantly reduce the liquidity and marketability of any incadea Shares not acquired by Dealertrack.

It is also intended that, following the Offer becoming, or being declared, unconditional in all respects and, assuming the cancellation of the admission to trading on AIM of the incadea Shares occurs, incadea will be re-registered as a private company under the relevant provisions of the Companies Law.

14.	Overseas shareholders

The availability of the Offer or the distribution of this announcement to incadea Shareholders who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. incadea Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. incadea Shareholders are advised to read carefully the Offer Document and related Forms of Acceptance once these have been dispatched.

15.	incadea Share Scheme and incadea Warrants

Participants in the incadea Share Scheme will be contacted separately regarding the effect of the Offer on their rights under the incadea Share Scheme and appropriate proposals in accordance with Rule 15 of the City Code will be made to such persons in due course.

The holder of the incadea Warrants (being Cenkos) will be contacted separately regarding the effect of the Offer on its rights under the incadea Warrants and appropriate proposals in accordance with Rule 15 of the City Code will be made to Cenkos in due course.

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16.	Offer-related arrangements

Confidentiality Agreements

Agreement between Dealertrack and incadea

Dealertrack and incadea have entered into a confidentiality agreement on 22 September 2014 pursuant to which each of Dealertrack and incadea has undertaken to keep certain information relating to the Offer and to the other party confidential and not to disclose such information to third parties, except to certain permitted disclosees for the purposes of evaluating the Offer or if required by applicable laws or regulations. The term of the confidentiality agreement is one year.

Agreement between Dealertrack and Real Consulting Integration & Operation S.A

Dealertrack and Real Consulting Integration & Operation S.A entered into a confidentiality agreement on 25 September 2014 pursuant to which each of Dealertrack and Real Consulting Integration & Operation S.A has undertaken to keep certain information relating to the Offer and to the other party confidential and not to disclose such information to third parties, except to certain permitted disclosees for the purposes of evaluating the Offer or if required by applicable laws or regulations. The term of the confidentiality agreement is three years provided that the obligations undertaken by each party shall continue indefinitely in respect of any confidential information. The confidentiality agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees and individual contractors of the other party, subject to customary carve-outs, for a period of 18 months or 12 months after returning any confidential information (whichever is the longer).

17.	Documents to be published on a website

Copies of the following documents will by no later than 12 noon (GMT) on 19 December 2014 be published on Dealertrack's website at www.dealertrack.com and on incadea's website at www.incadea.com until the end of the Offer Period:

•	a copy of this announcement;

•	the confidentiality agreements referred to in paragraph 16 above; and

•	the irrevocable undertakings listed in Appendix III.

18.	General

The Offer will comply with the applicable rules and regulations of the AIM Rules, the London Stock Exchange and the City Code.

There are no agreements or arrangements to which Dealertrack is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a Condition.

Appendix II to this announcement contains the sources and bases of certain financial information contained in this announcement. Appendix III provides details of the irrevocable undertakings and the letter of intent received by Dealertrack. Appendix IV contains definitions of certain terms used in the summary and in this announcement.

Enquiries

Dealertrack Technologies, Inc. Paul Rybecky (Investor Relations)	Tel: +1 516-734-3796
Evercore (Financial Adviser to Dealertrack) Edward Banks Tiarnán O’Rourke	Tel: +44 (0) 20 7653 6000
incadea plc Patrick Katenkamp (Chief Executive Officer) Alexandros Tsaparas (Chief Financial Officer)	Tel: +49 89 69 33 80
Cenkos Securities plc (Financial Adviser, Nominated Adviser and Joint Broker to incadea) Elizabeth Bowman Mark Connelly	Tel: +44 (0) 20 7397 8900
Sonenshine Partners LLC (M&A Adviser to incadea) Cyrus Deboo Rob Cooper	Tel: +1 212-994-3330
Newgate Threadneedle (PR Adviser to incadea) John Coles Adam Lloyd Edward Treadwell	Tel: +44 (0) 20 7653 9850

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Dealertrack will host a call for analysts regarding the Offer on 18 December 2014 at 8.30am Eastern Time / 1.30pm London time. The conference call will be webcast live on the internet at ir.dealertrack.com.

Dial-in details are as follows:

International Access Number	+1 970-315-0443

US Access Number	+1 877-303-6648

Evercore, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting as financial adviser exclusively for Dealertrack and no one else in connection with the Offer and will not regard any other person as its client in relation to the matters referred to in this announcement and will not be responsible to anyone other than Dealertrack for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the matters referred to in this announcement. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein or otherwise.

Cenkos, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting for incadea and no-one else in connection with the Offer and will not be responsible to anyone other than incadea for providing the protections afforded to clients of Cenkos nor for providing advice in relation to the Offer. Neither Cenkos nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Cenkos in connection with this announcement, any statement contained herein or otherwise. In addition, in accordance with, and to the extent permitted by, the Code and normal UK market practice, Cenkos will continue to act as exempt principal traders in incadea Shares on AIM and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law.

Further Information

This announcement is for informational purposes only and not intended to and does not constitute or form part of an offer or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. The Offer will be made solely through the Offer Document and (in respect of incadea Shares in certificated form) the Form of Acceptance, which will together contain the final terms and conditions of the Offer, including details of how to accept the Offer. Any acceptance of the Offer should be made only on the basis of the information in the Offer Document and (in respect of incadea Shares held in certificated form), the Form of Acceptance. incadea and Dealertrack urge incadea Shareholders to read the Offer Document because it will contain important information relating to the Offer.

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The ability of incadea Shareholders who are not resident in and citizens of the United Kingdom to accept the Offer may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to Overseas Shareholders will be contained in the Offer Document.

The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law, the laws of Jersey, the AIM Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Copies of this announcement and formal documentation relating to the Offer will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction.

Notice to US holders of incadea Shares

The Offer will be made for the securities of a Jersey company and will be subject to UK disclosure requirements, which are different from those of the United States. The financial information on incadea which may be included in the Offer Document or any other documents relating to the Offer have been or will be prepared in accordance with IFRS and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The receipt of cash pursuant to the Offer by a US holder of incadea Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of incadea Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

The Offer will be made in accordance with the requirements of the City Code. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the Offer, or passed comment upon the adequacy or completeness of this document. Any representation to the contrary is a criminal offence.

Purchases outside the Offer

To the extent permitted by applicable law, and to the extent applicable to the Offer, in accordance with normal UK practice, Dealertrack and its members or their respective nominees, or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, incadea securities other than pursuant to the Offer such as in open market or privately negotiated purchases during the period in which the Offer remains open for acceptance if implemented by way of a takeover offer. Such purchases, or arrangements to purchase, must comply with English law, the laws of Jersey, the City Code and the AIM Rules. Any information about such purchases will be disclosed as required in the United Kingdom and will be available from the Regulatory Information Service provider available at www.londonstockexchange.com.

Forward-Looking Statements

This announcement contains certain statements that are or may be forward-looking statements with respect to the financial condition, results of operations and business of incadea and the Enlarged Group and certain plans and objectives of Dealertrack with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limitation, any statement preceded or followed by or that includes the words "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "would", "could" or "should" or other words of similar meaning or the negative thereof are forward-looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Dealertrack Technologies’ or incadea’s operations and potential synergies resulting from the Offer; and (iii) the effects of government regulation on Dealertrack’s or incadea’s business. There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Except as expressly provided in this document, they have not been reviewed by the auditors of Dealertrack or incadea. These forward-looking statements are based on numerous assumptions and assessments made by Dealertrack and/or incadea in light of their experience and their perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. All subsequent oral or written forward-looking statements attributable to Dealertrack or incadea or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither Dealertrack nor incadea assumes any obligation to update or correct the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

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Investors should not place undue reliance on any forward-looking statements and none of Dealertrack, any member of the Dealertrack Group nor incadea, any member of the incadea Group, nor any of their respective advisers, associates, directors or officers undertakes any obligation to update publicly, expressly disclaim or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward looking statement in this announcement will actually occur.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings per share for Dealertrack or incadea, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Dealertrack or incadea, as appropriate.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in one per cent or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the tenth business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

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Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0) 20 7638 0129.

Information relating to incadea Shareholders

Please be aware that addresses, electronic addresses and certain information provided by incadea Shareholders, persons with information rights and relevant persons for the receipt of electronic communications from incadea may be provided to Dealertrack during the Offer Period where requested under Section 4 of Appendix 4 of the City Code to comply with Rule 2.12(c).

Publication on the Dealertrack and incadea websites

A copy of this announcement and the documents required to be published pursuant to Rule 26.1 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in or subject to Restricted Jurisdictions, on Dealertrack's website at www.dealertrack.com and on incadea's website at www.incadea.com by no later than noon (GMT) on the day following this announcement until the end of the Offer. For the avoidance of doubt, neither the contents of those websites nor the contents of any website accessible from hyperlinks on those websites (or any other websites referred to in this announcement, including Dealertrack’s website) are incorporated into, or form part of, this announcement.

You may request a hard copy of this announcement by contacting the offices of Cenkos during business hours on +44 2073978900 or by submitting a request in writing to the Registrar of incadea at Computershare Investor Services (Jersey) Limited ,Queensway House, Hilgrove Street, St Helier, Jersey, JE1 1ES, United Kingdom. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form. Hard copies will not be sent to you unless requested.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

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APPENDIX I
CONDITIONS AND FURTHER TERMS OF THE OFFER

Part A: Conditions of the Offer

1.	Acceptance

The Offer will be conditional upon: valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. on the date which is 21 days after the date on which the Offer Document is circulated to incadea Shareholders (or such later times and/or dates as Dealertrack may, subject to the rules of the Code or with the consent of the Panel, decide) in respect of not less than 75 per cent. (or such lower percentage as Dealertrack may decide in its absolute discretion) in nominal value of the incadea Shares which carry voting rights to which the Offer relates provided that this Condition shall not be satisfied unless Dealertrack shall have acquired or agreed to acquire incadea Shares carrying, in aggregate, over 50 per cent. of the voting rights then normally exercisable at general meetings of incadea. For the purpose of this condition: (i) incadea Shares that are unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue; (ii) the expression “incadea Shares to which the Offer relates” shall be construed in accordance with Article 116 of the Companies Law; and (iii) valid acceptances shall be deemed to have been received in respect of incadea shares which are treated for the purposes of Article 117 of the Companies Law as having been acquired or contracted to be acquired by Dealertrack by virtue of acceptances of the Offer.

2.	The Offer will be subject to the following conditions (as amended, if appropriate):

In addition, subject as stated in Part B below and to the requirements of the Panel, the Offer will be conditional upon the following Conditions being satisfied or, where relevant, waived:

Notifications, waiting periods and authorisations

(a)	All material notifications, filings or applications having been made in connection with the Offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, incadea or any other member of the Wider incadea Group by any member of the Wider Dealertrack Group in each case where the absence of such notification, filing or application would have a material adverse effect on the Wider incadea Group or the Wider Dealertrack Group in each case taken as a whole, and, all Authorisations necessary in respect thereof having been obtained in terms and in a form reasonably satisfactory to Dealertrack from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider incadea Group or the Wider Dealertrack Group has entered into contractual arrangements and all such Authorisations necessary to carry on the business of any member of the Wider incadea Group in any jurisdiction remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and no notice of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations having been made where, in each case absence of such Authorisation would have a material adverse effect on the Wider incadea Group or the Wider Dealertrack Group in each case taken as a whole;

Antitrust and regulatory

(b)	No antitrust regulator or Third Party having given notice in writing of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to in each case :

(i)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider Dealertrack Group or by any member of the Wider incadea Group of all or any material part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof) (in any case to an extent which is material in the context of the Wider Dealertrack Group or the Wider incadea Group, as the case may be, taken as a whole);

(ii)	require any member of the Wider Dealertrack Group or the Wider incadea Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider incadea Group (other than in connection with the implementation of the Offer) or in respect of the 'squeeze-out' procedure in accordance with the provisions of Articles 117 to 118 of the Companies Law);

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(iii)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Dealertrack Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in incadea or on the ability of any member of the Wider incadea Group or any member of the Wider Dealertrack Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider incadea Group in each case to an extent which is material in the context of the Wider Dealertrack Group or the Wider incadea Group, as the case may be, taken as a whole;

(iv)	otherwise materially adversely affect any or all of the business, assets or profits of any member of the Wider incadea Group to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole;

(v)	result in any member of the Wider incadea Group ceasing to be able to carry on business under any name under which it presently carries on business (in any such case to an extent which is material in the context of the Wider incadea Group taken as a whole);

(vi)	make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, incadea by any member of the Wider Dealertrack Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly materially prevent or prohibit, restrict, restrain or delay to a material extent or otherwise materially interfere with the implementation of, or impose material additional conditions or material obligations with respect to, or otherwise materially challenge, impede, interfere with or require adverse amendment of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, incadea by any member of the Wider Dealertrack Group to an extent, in any such case, which is material in the context of the Offer;

(vii)	require, prevent or materially delay a divestiture by any member of the Wider Dealertrack Group of any shares or other securities (or the equivalent) in any member of the Wider incadea Group (in any case to an extent which is material in the context of the Wider incadea Group or the Wider Dealertrack Group, as the case may be, taken as a whole); or

(viii)	impose any material limitation on the ability of any member of the Wider Dealertrack Group or of any member of the Wider incadea Group to integrate all or any part of its business with all or any part of the business of any other member of the Wider Dealertrack Group and/or the Wider incadea Group (in any case to an extent which is material in the context of the Wider incadea Group or the Wider Dealertrack Group, as the case may be, taken as a whole), and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any applicable jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any incadea Shares or otherwise intervene having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement, etc.

(c)	Save as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider incadea Group is a party or by or to which any such member or any of its assets is or may be bound or be subject which, as a consequence of the Offer or the acquisition or the proposed acquisition by any member of the Wider Dealertrack Group of any shares or other securities (or the equivalent) in incadea or because of a change in the control or management of any member of the Wider incadea Group, would or might reasonably be expected to result in (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole):

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider incadea Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider incadea Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

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(iii)	any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Wider incadea Group being adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iv)	any liability of any member of the Wider incadea Group to make any severance, termination, bonus or other payment to any of its directors, or other officers;

(v)	any member of the Wider incadea Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vi)	the value of, or the financial or trading position of any member of the Wider incadea Group being prejudiced or adversely affected; or

(vii)	the creation of any liability (actual or contingent) by any member of the Wider incadea Group other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider incadea Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in Conditions (c)(i) to (vii) (and for the avoidance of doubt, to an extent in any such case which is material in the context of the Wider incadea Group).

Certain events occurring since 31 December 2013

(d)	Save as Disclosed, no member of the Wider incadea Group having since 31 December 2013:

(i)	issued or agreed to issue or authorised or announced its intention to authorise or propose the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of incadea Shares out of treasury (except, in each case, where relevant, as between incadea and wholly owned subsidiaries of incadea or between the wholly owned subsidiaries of incadea and except for the issue or transfer out of treasury of incadea Shares on the exercise of employee share options or vesting of employee share awards in the ordinary course under the incadea Share Scheme) or redeemed, purchased, or reduced any part of its share capital;

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly owned subsidiary of incadea to incadea or any of its wholly owned subsidiaries;

(iii)	other than pursuant to the Offer (and except for transactions between incadea and its wholly owned subsidiaries or between the wholly owned subsidiaries of incadea and transactions in the ordinary course of business) agreed, proposed, implemented, effected, authorised or announced its intention to implement, effect, propose or authorise any merger, consolidation, demerger, reconstruction, recapitalization, reorganization, amalgamation, scheme, dual listed company structure, joint venture, commitment or acquisition or disposal of assets or shares or loan capital (or the equivalent thereof), or any transaction having an economic effect in substance similar to the foregoing, in any undertaking or undertakings or to any change in its share or loan capital (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(iv)	entered into or proposed or announced its intention to enter into any reconstruction or amalgamation (otherwise than in the ordinary course of business) which is material in the context of the incadea Group taken as a whole or material in the context of the Offer;

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(v)	except for transactions in the ordinary course of business or between the Wider incadea Group and its wholly owned subsidiaries, disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised or announced any intention to do so;

(vi)	issued, authorised or announced an intention to authorise the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or (other than trade credit incurred in the ordinary course of business) incurred or increased any indebtedness except as between incadea and any of its wholly owned subsidiaries or between such subsidiaries (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(vii)	entered into or varied or authorised or announced its intention, other than in the ordinary course of business, to enter into or vary any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole;

(viii)	entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director of incadea;

(ix)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider incadea Group (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(x)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital (other than pursuant to the implementation of the Offer);

(xi)	(other than in respect of claims between incadea and any wholly owned subsidiaries of incadea and otherwise than in the ordinary course of business) waived, compromised or settled any claim which is material in the context of the Wider incadea Group taken as a whole;

(xii)	terminated or varied the terms of any agreement or arrangement between any member of the Wider incadea Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider incadea Group;

(xiii)	save as envisaged in accordance with the terms of the Offer made any alteration to its memorandum or articles of association or other incorporation documents to an extent which is material in the context of the Offer;

(xiv)	made or agreed or consented to any change to the terms of the trust deeds and rules constituting the pension scheme(s) established for its directors, employees or their dependants or to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(xv)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(xvi)	(other than in respect of a member of the Wider incadea Group which is dormant and was solvent at the relevant time) taken any steps, corporate action or had any legal proceedings instituted or threatened in writing against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

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(xvii)	(other than for transactions between incadea and its wholly-owned subsidiaries or between the wholly owned subsidiaries of incadea and transactions in the ordinary course of business) made, authorised or announced an intention to propose any material change in its loan capital (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(xviii)	waived, compromised or settled any claim which is material in the context of the Wider incadea Group taken as a whole or material in the context of the Offer; or

(xix)	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (d);

No adverse change, litigation, regulatory enquiry or similar

(e)	Save as Disclosed, since 31 December 2013:

(i)	no material adverse change having occurred in the business, assets, financial or trading position or profits of any member of the Wider incadea Group (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened in writing, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Wider incadea Group or to which any member of the Wider incadea Group is or may become a party (whether as claimant, defendant or otherwise) (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(iii)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider incadea Group having been threatened in writing, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider incadea Group (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

(iv)	no contingent or other liability in respect of any member of the Wider incadea Group having arisen or increased other than in the ordinary course of business which is reasonably likely to materially affect adversely the business, assets, financial or trading position or profits of any member of the Wider incadea Group (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole); and

(v)	no steps having been taken and no omissions having been made which are reasonably likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider incadea Group which is necessary for the proper carrying on of its business (to an extent in any such case which is material in the context of the Wider incadea Group taken as a whole);

No discovery of certain matters regarding information, liabilities and environmental issues

(f)	Save as Disclosed, Dealertrack not having discovered:

(i)	that any financial, business or other information concerning the Wider incadea Group publicly announced prior to the date of this announcement or disclosed at any time to any member of the Wider Dealertrack Group by or on behalf of any member of the Wider incadea Group prior to the date of this announcement is misleading, contains a material misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading (in any case to an extent which is material in the context of the Wider incadea Group taken as a whole);

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(ii)	that any member of the Wider incadea Group is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise and which is material in the context of the Wider incadea Group taken as a whole;

(iii)	that any past or present member of the Wider incadea Group has not complied in any material respect with all applicable legislation, regulations of any jurisdiction or any notice or requirement of any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider incadea Group and in any case to an extent which is material in the context of the Wider incadea Group taken as a whole;

(iv)	that there has been a disposal, discharge, spillage, accumulation, release, leak, emission or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human health which (whether or not giving rise to non-compliance with any law or regulation), would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider incadea Group and in any case to an extent which is material in the context of the Wider incadea Group taken as a whole;

(v)	circumstances exist whereby a person or class of persons have any claim or claims in respect of any product or service or process of manufacture, or materials used therein, now or previously manufactured, sold, licensed or carried out by any past or present member of the Wider incadea Group which claim or claims would be reasonably likely to materially affect adversely any member of the Wider incadea Group and in any case to an extent which is material in the context of the Wider incadea Group taken as a whole; or

(vi)	that there is or is reasonably likely to be any obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate or clean up any property, asset or any controlled waters currently or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider incadea Group, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto (in any case to an extent which is material in the context of the Wider incadea Group taken as a whole);

(g)	Save as Disclosed, Dealertrack not having discovered that any past or present member of the Wider incadea Group has:

(i)	paid or agreed to pay any bribe including any ‘inducement fee’, given or agreed to give any similar gift or benefit or paid or agreed to pay to a concealed bank account or fund to or for the account of, any customer, supplier, governmental official or employee, representative of a political party, or other person for the purpose of obtaining or retaining business or otherwise engaged in any activity, or done such things (or omitted to do such things) in contravention of the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act of 1977; or

(ii)	engaged in any business with or made any investments in, or made any payments to, (i) any government, entity or individual with which US persons or UK persons are prohibited from engaging in activities or doing business by US laws or regulations or UK laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or similar regulator in the UK or (ii) any government, entity or individual targeted by any of the economic sanctions of the United Kingdom and administered by the Bank of England; and

(h)	Save as Disclosed, since the date of this announcement :

(i)	no member of the Wider incadea Group losing its title to any intellectual property and no intellectual property owned by the Wider incadea Group being revoked, cancelled or declared invalid;

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(ii)	no agreement regarding the use of any intellectual property licensed to or by any member of the Wider incadea Group being terminated or varied; or

(iii)	no claim being filed suggesting that any member of the Wider incadea Group infringed the intellectual property rights of a third party or any member of the Wider incadea Group being found to have infringed the intellectual property rights of a third party, in any case to an extent which has a material adverse effect on the Wider incadea Group taken as a whole.

Part B: Certain further terms of the Offer

1.	Conditions 2(a) to (h) inclusive must be fulfilled, be determined by Dealertrack to be satisfied or (if capable of waiver) be waived by Dealertrack prior to midnight on the date which is 21 days after the later of the First Closing Date and the date on which Condition 1 is satisfied (or such later date as Dealertrack may determine with the approval of the Panel (if required)), failing which the Offer shall be withdrawn.

2.	To the extent permitted by law and subject to the requirements of the Panel, Dealertrack reserves the right to waive in whole or in part, all or any of the above Conditions 2(a) to (h) inclusive. Dealertrack shall be under no obligation to waive or treat as fulfilled any of the Conditions by a date earlier than the latest date for the fulfilment of that Condition notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

3.	The Offer will be subject to applicable requirements of the laws of England and Wales, the laws of Jersey, the Code, the Panel, the FCA, the AIM Rules and the London Stock Exchange.

4.	If Dealertrack is required by the Panel to make an offer for incadea Shares under the provisions of Rule 9 of the Code, Dealertrack may make such alterations to any of the above Conditions and terms of the Offer as are necessary to comply with the provisions of that Rule.

5.	The incadea Shares which are the subject of the Offer will be acquired under the Offer fully paid and free from all liens, equities, charges and encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including the right to receive and retain in full all dividends and other distributions declared, paid or made or paid after the date of the Offer Document. If any dividend or other distribution or return of capital is proposed, declared, made, paid or becomes payable by incadea in respect of an incadea Share on or after the date of this announcement and during the Offer Period, Dealertrack reserves the right to reduce the value of the consideration payable for each of the incadea Shares which are the subject of the Offer by up to the amount per incadea Share of such dividend, distribution or return of capital except where the incadea Share is or will be acquired pursuant to the Offer on a basis which entitles Dealertrack to receive the dividend, distribution or return of capital and to retain it. If any such dividend or distribution is paid or made after the date of this announcement and Dealertrack exercises its rights described above, any reference in this announcement to the consideration payable under the Offer shall be deemed to be a reference to the consideration as so reduced. Any exercise by Dealertrack of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Offer.

6.	Dealertrack reserves the right to elect, with the consent of the Panel (where necessary), to implement the Offer by way of a Scheme of Arrangement. In such event, the acquisition will be implemented on substantially the same terms subject to appropriate amendments, as those which would apply to the Offer.

7.	The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

8.	The Offer will lapse, and will not proceed, if there is a Phase 2 CMA reference or if Phase 2 European Commission proceedings are initiated or if, following a referral of the Offer by the European Commission under Article 9(1) of the European Council Merger Regulation to a competent authority in the United Kingdom, there is a Phase 2 CMA reference, in any such case before 1.00pm (London time) on the First Closing Date or the time and date at which the Offer becomes, or is declared, unconditional as to acceptances (whichever is the later).

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9.	The Offer is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction.

10.	Under Rule 13.5 of the Code, Dealertrack may not invoke a condition to the Offer so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to Dealertrack in the context of the Offer. The Condition contained in paragraph 1 of Part A is not subject to this provision of the Code.

11.	If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance, and Dealertrack and accepting incadea Shareholders will cease to be bound by acceptances of the Offer delivered on or before the time when the Offer lapses.

12.	Dealertrack reserves the absolute right to reject any or all acceptances made by incadea Shareholders it determines not to be in proper form or the acceptance or payment for which may, in the opinion of Dealertrack, be unlawful.

13.	No acceptance of the Offer will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Offer will not be dispatched until the TTE Instruction has settled or the Form of Acceptance is complete in all respects and the share certificates and/or other document(s) of title satisfactory to Dealertrack have been received. Dealertrack also reserves the absolute right to waive any of the terms of the Offer and any defect or irregularity in the acceptance made by any particular incadea Shareholder. In no circumstances will Dealertrack be obliged to give notice of any defects or irregularities in the Offer and/or acceptance of the Offer, or incur any liability for failure to give any such notice.

14.	The failure of any person to receive a copy of the Offer Document or the Form of Acceptance shall not invalidate any aspect of the Offer.

15.	Any accidental omission to provide or any delay or non-receipt of the Offer Document or the Form of Acceptance by any person entitled to receive the same shall not invalidate any aspect of the Offer.

16.	All remittances, communications, notices, certificates and document(s) of title sent by, to or from incadea Shareholders or their appointed agents will be sent at their own risk.

17.	In relation to any acceptance of the Offer in respect of incadea Shares which are held in uncertificated form, Dealertrack reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise.

18.	Neither incadea nor Dealertrack, nor any agent or director of incadea or Dealertrack nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptance of the Offer on any of the bases set out in this Appendix I or otherwise in connection therewith.

19.	The provisions of Contracts (Rights of Third Parties) Act 1999 shall not apply to this document, the Form of Acceptance, or any contract made pursuant to the Offer.

20.	All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

21.	The Offer will be governed by the laws of England and Wales and is subject to the jurisdiction of the English courts and to the Conditions and further terms set out in this Appendix I and to be set out in the Offer Document.

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APPENDIX II
SOURCES OF INFORMATION AND BASES OF CALCULATION

1.	The value attributed to the existing issued and to be issued share capital of incadea is based upon:

a.	62,356,759 incadea Shares in issue;

b.	1,125,890 incadea Shares subject to options and/or awards under the incadea Share Scheme; and

c.	502,338 incadea Shares subject to warrants,

as at the close of business on 17 December 2014, being the last dealing day prior to the date of this announcement.

2.	Unless otherwise stated, all prices for incadea Shares have been extracted from the Daily Official List and represent the Closing Price on the relevant date(s), expressed in pence.

3.	Unless otherwise stated:

a.	the financial information relating to incadea has been extracted or provided (without material adjustment) from the relevant audited consolidated financial statements of incadea for 2011, 2013 and for the six months ended 30 June 2014, in each case, prepared in accordance with IFRS; and

b.	the financial information relating to Dealertrack has been extracted or provided (without material adjustment) from the relevant audited consolidated financial statements of Dealertrack for 2013, prepared in accordance with US GAAP.

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APPENDIX III
IRREVOCABLE UNDERTAKINGS

Dealertrack has received irrevocable undertakings from the following holders or controllers of incadea Shares to accept or procure the acceptance of the Offer amounting, in the aggregate, to 34,995,283 incadea Shares, representing, in aggregate, approximately 56.12 per cent. of the existing issued share capital of incadea, comprised as follows:

PART A - INCADEA DIRECTORS

Name	Number of incadea Shares	% of incadea Shares in issue
David Cotterell	81,414	0.13
Philip Lawler	64,849	0.10
Pantelis Papageorgiou	10,700	0.02
TOTAL	156,963	0.25

Dealertrack has received irrevocable undertakings from the incadea Directors who hold incadea Shares (other than Nikolaos Vardinoyannis, in respect of whom please refer to Part B below) set out above in respect of their (and their connected persons’) beneficial holdings of incadea Shares, amounting, in the aggregate, to 156,963 incadea Shares, representing, in aggregate, approximately 0.25 per cent. of the existing issued share capital of incadea:

(a)	to accept or procure the acceptance of the Offer; and

(b)	if the Offer is structured as a Scheme of Arrangement, to vote or procure the vote in favour of the Scheme in respect of any resolution proposed in relation thereto at any meeting of incadea Shareholders.

The irrevocable undertakings given by the incadea Directors who hold incadea Shares (other than Nikolaos Vardinoyannis) will only cease to be binding:

(a)	if the Offer Document is not published within 28 days of the date of this announcement (or such later date as Dealertrack and incadea may, with the consent of the Panel, agree);

(b)	if Dealertrack announces, with the consent of the Panel, that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Offer or Scheme on substantially the same or better terms (including as to price) is announced in accordance with Rule 2.7 of the City Code at the same time; or

(c)	if the Offer or Scheme lapses or is withdrawn (and, for the avoidance of doubt, no new, revised or replacement Scheme or Offer on substantially the same or better terms (including as to price) has been announced, in accordance with Rule 2.7 of the City Code, in its place or is announced, in accordance with Rule 2.7 of the City Code, at the same time); or

(d)	if the Offer does not complete by the date which is five months following the date on which the Offer Document is issued to incadea Shareholders.

PART B - NON-INSTITUTIONAL SHAREHOLDERS

Name	Number of incadea Shares	% of incadea Shares in issue
Danbury Enterprises Limited*	21,284,264	34.13%
Kikero Enterprises Limited*	9,297,195	14.91%
Portage Services Limited	3,274,509	5.25%
Treadstone Holdings Limited*	491,176	0.79%
Delanglade Holdings Limited*	491,176	0.79%
TOTAL	34,838,320	55.87%

* Note: Danbury Enterprises Limited, Kikero Enterprises Limited, Treadstone Holdings Limited and Delanglade Holdings Limited are companies controlled by non-executive incadea Director, Nikolaos Vardinoyannis and certain of his close relatives.

Dealertrack has received irrevocable undertakings from the persons listed above in respect of their holdings of incadea Shares, amounting, in the aggregate, to 34,838,320 incadea Shares, representing, in aggregate, approximately 55.87 per cent. of the existing issued share capital of incadea:

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(a)	to accept or procure the acceptance of the Offer;

(b)	if the Offer is structured as a Scheme of Arrangement, to vote in favour of the Scheme in respect of any resolution proposed in relation thereto at any meeting of incadea Shareholders; and

(c)	in the case of Portage Services Limited only, not to make, or solicit, initiate or encourage the submission of, or enter into any agreement with respect to, a competing bid.

The irrevocable undertakings set out in the table above will cease to be binding:

(a)	the Offer Document is not posted to shareholders of the Company within 28 days (or such longer period as the Panel may agree) after the publication of this announcement save that if, prior to publication of the Offer Document, Dealertrack elect to proceed by way of a Scheme, the time limit in this paragraph is extended to the date which is 28 days (or such longer period as the Panel may agree) after the publication of the announcement announcing the change of structure to a Scheme (such 28 day period or such longer period as the Panel may agree, the “Scheme Publishing Period”) and references to the Offer Document shall be read as references to the Scheme Document. Notwithstanding the foregoing, the irrevocable undertakings continue to have effect if the Scheme Document is not published within the Scheme Publishing Period, if Dealertrack has provided to incadea all such information concerning Dealertrack which is within the Dealertrack’s control and as is reasonably and properly required from Dealertrack in order for incadea to produce the Scheme Document during the Scheme Publishing Period;

(b)	the Offer or Scheme lapses or is withdrawn and no new, revised or replacement Offer or Scheme has been announced, in accordance with Rule 2.7 of the City Code, in its place; or

(c)	if the Offer does not complete or in the case of a Scheme, become effective by 18 May 2015.

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APPENDIX IV

Definitions

The following definitions apply throughout this announcement, unless the context otherwise requires:

“2006 Act” means the Companies Act 2006, as amended;

“AIM” means the AIM market operated by the London Stock Exchange;

“AIM Rules” means the AIM Rules for Companies, published by the London Stock Exchange;

“Associate” has the meaning provided in Chapter 3, Part 28 of the 2006 Act;

“Authorisations” means regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licenses, permissions or approvals;

“Board” means the board of directors of Dealertrack, or incadea (as the context requires), in each case at the date of this announcement;

“Bribery Act 2010” means the Bribery Act 2010, as amended;

“Business Day” means a day, not being a public holiday, Saturday or Sunday, on which clearing banks in London are open for normal business;

“Cenkos” means Cenkos Securities plc;

“City Code” or “Code” means the City Code on Takeovers and Mergers;

“Closing Price” means the closing middle market price of an incadea Share as derived from the Daily Official List;

“Companies Law” means Companies (Jersey) Law 1991, as amended;

“Competition and Markets Authority” means the UK Competition and Markets Authority;

“Conditions” means the conditions to and terms of the Offer, as set out in Appendix I of this announcement and to be set out in the Offer Document;

“Confidentiality Agreements” means the two confidentiality agreements, the first of which is dated 22 September 2014 between Dealertrack and incadea and the second of which is dated 25 September 2014 between Dealertrack and Real Consulting Integration & Operation S.A;

“connected person(s)” has the same meaning as in sections 252 to 256 of the 2006 Act;

“CREST” means a relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations);

“CREST Manual” means the CREST Reference Manual referred to in agreements entered into by Euroclear;

“CRM” means customer relationship management;

“Daily Official List” means the AIM appendix of the daily official list of the London Stock Exchange;

“Dealertrack” means Dealertrack Technologies, Inc., a corporation incorporated in Delaware (United States of America) with registered number 52-2336218 and having its headquarters at 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042;

“Dealertrack Directors” means the directors of Dealertrack as at the date of this announcement;

“Dealertrack Group” means Dealertrack and its subsidiary undertakings and associated undertakings;

“Dealertrack Shares” means shares of common stock with a par value of $0.01 per share of Dealertrack;

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“Dealing Disclosure” has the same meaning as in Rule 8 of the Code;

“Disclosed” means fairly disclosed in:

(i) the incadea annual report and accounts in respect of the financial year ended 31 December 2013;

(ii) the incadea interim results for the six months ended on 30 June 2014;

(iii) any public announcement by incadea to a Regulatory Information Service on or before 5 p.m. on the Business Day prior to the date of this announcement;

(iv) in writing in sufficient detail to allow Dealertrack to identify the nature and scope of the relevant fact, matter or circumstance on or before 7 p.m. on 16 December 2014; or

(v) in this document.

“DMS” means Dealer Management System;

“EBITDA” means earnings before interest, tax, depreciation and amortisation;

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004;

“Effective Date” means the date on which the Offer becomes effective in accordance with its terms;

“Enlarged Group” means Dealertrack Group and incadea Group following completion of the Offer;

“Euroclear” means Euroclear UK & Ireland Limited, the operator of CREST;

“Evercore” means Evercore Partners International LLP;

“FCA” means the United Kingdom Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of FSMA;

“First Closing Date” means 21 days after the posting of the Offer Document;

“Form of Acceptance” means the form of acceptance and authority relating to the Offer to be dispatched to incadea Shareholders with the Offer Document;

“FSMA” means the Financial Services and Markets Act 2000;

“IFRS” means international accounting standards and international financial reporting standards and interpretations thereof, approved or published by the International Accounting Standards Board and adopted by the European Union;

“incadea” or the “Company” means incadea plc, a company incorporated in Jersey with registered number 109390;

“incadea Directors” means the directors of incadea at the date of this announcement;

“incadea Group” means incadea and its subsidiary undertakings and associated undertakings;

“incadea Shareholders” means the registered holders of incadea Shares from time to time;

“incadea Shares” means the ordinary shares of £0.01 each in the capital of incadea;

“incadea Share Scheme” means the Long Term Incentive Plan operated by the incadea Group;

“incadea Warrants” means the warrants to subscribe for 502,338 incadea Shares issued by incadea to Cenkos pursuant to the terms of a warrant instrument dated 21 May 2012;

“KPI” means key performance indicator

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“Listing Rules” means the rules and regulations made by the Financial Conduct Authority in its capacity as the UKLA under FSMA, and contained in the UKLA's publication of the same name;

“London Stock Exchange” means London Stock Exchange plc;

“NASDAQ” means the NASDAQ market operated by NASDAQ Stock Market LLC;

“OEM” means Original Equipment Manufacturer;

“Offer” means the recommended cash offer to be made by Dealertrack to acquire the entire issued and to be issued ordinary share capital of incadea in accordance with Article 116 of the Companies Law, on the terms and subject to the conditions to be set out in the Offer Document (or by the Scheme Document under certain circumstances described in this announcement) and, where the context admits, any subsequent variation, revision, extension or renewal thereof;

“Offer Document” means the document to be sent to holders of incadea Shares and any persons with information rights and for information only to participants in the incadea Share Scheme, containing, amongst other things, the terms and conditions of the Offer;

“Offer Period” means the offer period (as defined in the City Code) relating to incadea which commenced on 4 December 2014;

“Offer Price” means 190 pence per incadea share in cash;

“Official List” means the Official List of the FCA pursuant to Part VI of the Financial Services and Markets Act 2000;

“Opening Position Disclosure” has the same meaning as in Rule 8 of the Code;

“Overseas Shareholders” means holders of incadea Shares whose registered addresses are outside the United Kingdom or Jersey or who are not resident in, or nationals or citizens of, the United Kingdom or Jersey;

“Panel” means the Panel on Takeovers and Mergers;

“Phase 2 CMA reference” means a referral of the Offer to the Chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;

“Phase 2 European Commission proceedings” means proceedings initiated by the European Commission under Article 6(1)(c) of Council Regulation 139/2004/EC in respect of the Offer;

“Receiving Agent” means Capita Registrars Limited;

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

“Regulatory Information Service” means one of the regulatory information services authorised by the FCA to receive, process and disseminate regulatory information from listed companies;

“Relevant Authority” shall have the meaning set out in paragraph 1(c) of Appendix I;

“Restricted Jurisdiction” means the United States and any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to incadea Shareholders in that jurisdiction;

“Scheme” or “Scheme of Arrangement” shall mean a compromise or arrangement made in accordance with Part 18A of the Companies Law;

“Scheme Document” means the document to be dispatched to incadea Shareholders in the event that the Offer is implemented by means of a Scheme of Arrangement, setting out (among other things) the terms of such Scheme of Arrangement and notices convening a court meeting and a general meeting;

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“Significant Interest” means, in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in Section 548 of the 2006 Act) of such undertaking;

“Takeover Offer” means the offer to be made by or on behalf of Dealertrack to acquire the entire issued and to be issued share capital of incadea and, where the context admits, any subsequent revisions, variations, extension or renewal of such offer;

“Third Party” means each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution or environmental body, in each case in any jurisdiction;

“TTE Instructions” means a transfer to escrow instruction (as defined in the CREST Manual);

“UK Listing Authority” or “UKLA” means the UK Listing Authority, being the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“UK" or "United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“US" or "United States” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

"US GAAP” means the Generally Accepted Accounting Principles in the United States;

“volume-weighted average price” means the volume weighted average of the daily volume weighted price of incadea Shares derived from Bloomberg;

“Wider Dealertrack Group” means Dealertrack and the subsidiaries and subsidiary undertakings of Dealertrack and associated undertakings (including any joint venture, partnership, firm or company) and any other undertakings in which Dealertrack and such undertakings (aggregating their interests) have a Significant Interest; and

“Wider incadea Group” means incadea and the subsidiaries and subsidiary undertakings of incadea and associated undertakings (including any joint venture, partnership, firm or company) and any other undertakings in which incadea and such undertakings (aggregating their interests) have a Significant Interest.

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “parent undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the 2006 Act.

All times referred to are London time unless otherwise stated.

References to the singular include the plural and vice versa.

All references to "GBP", "pence", "sterling" or "£" are to the lawful currency of the United Kingdom.

All references to "Euro", "EUR", "cents" or "€" are to the lawful currency of the European Monetary Union.

All references to "US dollar", "USD", "US$" or "$" are to the lawful currency of the United States.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

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